Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Willbros Group, Inc.:
We have issued our reports dated March 14, 2011, with respect to the consolidated financial statements and schedule and internal control over financial reporting included in the Annual Report of Willbros Group, Inc. on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the registration statements (Nos. 333-18421-01, 333-53748-01, 333-74290-01, 333-135543-01, 333-139353-01, 333-151795-01, 333-151796-01 and 333-167940) on Form S-8 of Willbros Group, Inc.
/s/ Grant Thornton LLP
Houston, Texas
March 14, 2011